Exhibit 10.9

OUTSIDE DIRECTORS’ RETAINER

CONTINUANCE PLAN

Eastern Bank Confidential

PLAN DOCUMENT

Effective January 1, 2017

EASTERN BANK

OUTSIDE DIRECTORS’ RETAINER CONTINUANCE PLAN

Section 1	Definitions	1

Section 2	Eligibility	2

2.1	Five Years of Service required for participation	2
2.2	Service with Acquired Companies or as Trustee counts for eligibility	3

Section 3	Plan Benefit	3

3.1	For Retirements on or after January 1, 2014	3
3.2	For Retirements prior to January 1, 20 14	3
3.3	Section 409A compliance	3

Section 4	Waiver of Unearned Retainer	4

Section 5	Death Benefit	4

5.1	Death while in payment status	4
5.2	Death prior to retirement	4
5.3	Beneficiary designation	4
5.4	Acceleration	4

Section 6	Change in Control	4

6.1	Not a payment event	4
6.2	Additional Years of Service credit	5
6.3	Forfeiture of benefit	5

Section 7	Unfunded Plan	5

7.1	Unfunded plan	5
7.2	Use of trust	6
7.3	Distributions from the trust	6

Section 8	Amendment and Termination	6

8.1	Amendment and Plan freezes	6
8.2	Termination and acceleration of payments	6

Section 9	Administration and claims	7

9.1	Action by the Bank	7
9.2	Committee authority	7
9.3	Arbitration	7

2

Section 10	Miscellaneous	8

10.1	No guarantee of continued Board membership	8
10.2	Nonassignment	8
10.3	Governing law; severability	8
10.4	Section 409A compliance	8

3

EASTERN BANK

OUTSIDE DIRECTORS’ RETAINER CONTINUANCE PLAN

Eastern Bank (the “Bank”) maintains the Eastern Bank Outside Directors’ Retainer Continuance Plan (the “Plan”) for the purpose of providing pension income to outside directors who retire from service.

The Plan was previously amended on October 25, 2007 to comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986 (“Code”) and to clarify various provisions. It was subsequently amended and then restated effective as of January 1, 2014.

This restatement, effective as of January 1, 2017, expands the scope of the Plan’s death benefit to persons other than surviving spouses, provides for eligibility (not benefit) credit for services as a Trustee with the Bank, and makes clear that the Bank’s new retirement policy for Directors does not dictate the timing of payments, which continue to be triggered by an actual Separation from Service (within the meaning of Section 409A) and death.

No benefit shall be reduced due to this restatement. As restated, the Plan is intended to continue its compliance with Section 409A and shall be interpreted and administered in that manner.

Section 1	Definitions.

Acquired Company means any company which has been acquired by or merged into a member of the Bank Group.

Bank means Eastern Bank, a Massachusetts business organization, and any successor to substantially all of its assets or business.

Bank Group means the Bank and any company under common control or affiliated with the Bank, as described in Internal Revenue Code Section 414.

Benefidary means an individual, trust, or entity designated under Section 5 to receive death benefits under the Plan.

Benefit Period is a consecutive period of calendar years following the calendar year of the Participant’s Retirement or Death. The number of consecutive years is the lesser of 10 or the total Years of Service credited to the Participant. Years of Service with an Acquired Company will not be credited for this purpose.

Board means the Board of Directors of the Bank. The Board retains authority to amend or terminate the Plan, and may delegate authority to the Committee.

Change in Control is a change in the ownership or effective control of the Bank and shall be interpreted under Section 409A.

Committee means the Nominating and Governance Committee of the Bank. The Committee shall interpret the Plan and resolve any disputes as provided in Section 9.

Committee Agent is the Executive Vice President, Human Resources and Charitable Giving.

Outside Director means an elected director of the Bank who has at no time been an officer or employee of the Bank Group or of an Acquired Company.

Participant is an Outside Director who is eligible for the Plan under Section 2.

Section 409A means Internal Revenue Code Section 409A, including its relevant regulations and other guidance.

Trustee means a member of the Board of Trustees of Eastern Bank Corporation, the parent of the Bank.

Retirement or Retires means a complete and good faith termination of services under a paid affiliation with the Bank Group and shall be determined under the “separation from service” rules in Section 409A. Payments are not initiated unless services have terminated and there is a good faith determination at the time that a “separation from service” has occurred. The Retirement Practice for Outside Directors, as in effect from time to time, is an internal rule which requires that Directors retire no late than a “specified date.” The Retirement Practice does not dictate the timing of payments under this Plan, which are triggered solely by an actual Separation from Service or death. For reference only, the “specified date” under the Retirement Practice is:

•

for Outside Directors first retained on or after January 1,2017, the December 31 of the year in which occurs the earlier of age 72 or 20 Years of Service, counting for this purpose service as a Trustee as well as Outside Director Service.

•

for Outside Directors retained prior to January 1,2017, December 31 of the year in which occurs the later of age 70 or 20 Years of Service, (counting for this purpose service as a Trustee as well as Outside Director) but in no event later than December 31 of the year of attaining age 72.

Total Retainers means the gross total of annual Board retainers for Outside Directors during each calendar year of the Outside Director’s service as an Outside Director. For any calendar year during which two levels of Board retainer are in effect, the higher level will be used unless the Outside Director retired prior to the implementation of that higher level. Meeting fees and other retainers and payments in addition to the Board retainer are not included.

Year of Service is a period of twelve continuous months of service as an Outside Director of the Bank or of an Acquired Company, provided that if, upon the date the Outside Director’s service terminates, the time elapsed from the close of the last full Year of Service to the date of termination is less than 12 months but greater than 6 months, then the Outside Director shall receive credit for a full Year of Service for that final period of service. As provided in Section 2 and in the definition of Benefit Period, Years of Service with an Acquired Company or as a Trustee are credited solely for purposes of the 5 year waiting period to join the Plan and not for purposes of determining the Plan Benefit or the Benefit Period.

Section 2	Eligibility

2.1	Five Years of Service required for participation

Each Outside Director qualifies as a Participant in the Plan after completion of 5 Years of Service.

2.2	Service with Acquired Companies or as Trustee counts for eligibility

In no event would participation be earlier than the first day of service as an Outside Director. However, solely for purposes of eligibility for participation, and not for determining the Benefit Period or the Plan Benefit:

(a)	Years of Service as an Outside Director of an Acquired Company will be credited;

(b)	Service as a Trustee of the Bank will be credited.

Section 3	Plan Benefit

3.1	For Retirements on or after January 1,2014

(a) During each year of the Benefit Period, a payment will be made equal to an amount determined by dividing the Total Retainers by the number of years in the Benefit Period.

Example:	Director retires in 2017 at age 70 with 25 Years of Service. The Total Retainers during those 25 years are $937,500. Her Benefit Period, due to 25 Years of Service, is the maximum 10 years. In each year of the Benefit Period her payment will be $93,750($937,500/10 = $93,750).

Example:	Director retires in 2020 at age 72 with 18 Years of Service. The Total Retainers during those 18 years equals $675,000. Her Benefit Period, due to 18 Years of Service, is the maximum 10 years. In each year of the Benefit Period, her payment will be $67,500 ($675,000/10 = $67,500).

Example:	Director retires in 2020 at age 72 with 3 Years of Service as an Outside Director and 12 years as a Trustee. The Total Retainers for the 3 years as an Outside Director equals $150,000. The combined Trustee and Outside Director service, totaling 15 years, is greater than the required 5 years for eligibility, thus making this retiring Director eligible as a Participant. Her Benefit Period is 3 years due to 3 Years of Service as an Outside Director. In each year of the Benefit Period, her payment will be $50,000 ($150,000/3 = $50,000).

(b) In the case of Directors who were retained by the Bank prior to January 1,2014. the amount paid during each year of the Benefit Period will be no less than the amount that would have been paid if calculated under the previous Plan retirement formula.

3.2	For Retirements prior to January 1,2014

The amount to be paid in each year of the Benefit Period will be calculated in accordance with the Plan immediately prior to this restatement.

3.3	Section 409A compliance

This restatement is not intended to accelerate or make any impermissible change in the timing of payments for benefits accrued prior to January 1,2014 and shall be interpreted and administered in such manner. The payment practice shall comply in all respects with the Section 409A requirement for payments in a designated calendar year. Although the Plan does not permit Participants to defer its payments, if such deferral ever were allowed, payments are deemed to occur for purposes of Section 409A on January 1 of each scheduled payment year, although they will be made on or about the time the Bank pays its annual retainer for the year unless the Bank elects to pays such amounts at a different time during the calendar year.

Section 4	Waiver of Unearned Retainer

If a Participant Retires or dies while in service, the Bank waives recovery of any annual retainer fee paid with respect to that calendar year, and such waived amount shall not offset amounts owed under this Plan.

Section 5	Death Benefit

5.1	Death while in payment status

If a Participant dies after payments have started, the Beneficiary shall receive the equivalent yearly amount as a 100% survivor benefit for the remainder of the Participant’s Benefit Period.

5.2	Death prior to retirement

If a Participant dies prior to Retirement, his or her Beneficiary shall be entitled to a 100% survivor benefit, based on Years of Service and Total Retainers through the Year of the Participant’s death. Payment of this survivor benefit shall be without actuarial reduction and commence as of the calendar year following the calendar year of the death of the Outside Director, and no earlier than the calendar year in which the Outside Director would have attained age 50.

5.3	Beneficiary designation

A Participant may designate one or more individuals, trusts, or other entities to receive death benefits under the Plan. An individual Beneficiary may similarly designate one or more Beneficiaries to receive payments to which he or she was entitled in the event of death. In the event of death without a valid Beneficiary Form, the default Beneficiary under the Plan shall be the estate of the person entitled to payment, e.g. the estate of the Participant if the Participant has died without a valid Beneficiary form and the estate of the Beneficiary if the Beneficiary has died without a valid Beneficiary form.

5.4	Acceleration

To the extent permitted under Section 409A, a Beneficiary may elect to accelerate payment of a death benefit into a lump sum.

Section 6	Change in Control.

6.1	Not a payment event

A Change in Control itself is not a payment event unless the Plan is terminated under Section 8.2(a) and benefit payments are accelerated in accordance with Section 409A.

6.2	Additional Years of Service credit

In the event of a Change in Control of the Bank, each Outside Director, including those not yet qualified as Participants will be credited with additional Years of Service up to 10.

6.3	Forfeiture of benefit.

(a)	Termination for Cause.

Notwithstanding the above, if a Participant is terminated (or resigns at the request of the Bank) for fraud, embezzlement, criminal misbehavior, or other cause, including but not limited to violation of the Eastern Bank Corporation / Eastern Bank Code of Conduct as in effect on the date of such violation, or if, subsequent to the Outside Director’s termination, the Bank determines that such misconduct did occur with respect to any member of the Bank Group, then all rights and interests of the Participant and his spouse under this Plan shall be irrevocably forfeited.

(b)	Confidentiality and Non-Solicitation of Employees.

Any benefits under this Plan will be irrevocably forfeited by an Participant and his spouse if the Participant at any time, prior to or after Retirement, without the express prior written consent of the Board:

(1) solicits any officer, trustee, director, corporator, or employee of the Bank Group to leave his or her employment; or

(2) discloses to any other person (except as required by applicable law or in connection with the performance of the director’s duties and responsibilities), or uses for his or her own benefit or gain, any confidential information of the Bank obtained by him or her incident to service as a director. The term “confidential information” includes, without limitation, financial information, business plans, prospects, customer lists, and opportunities (such as lending relationships, financial product developments, or possible acquisition or dispositions of businesses or facilities) which have been discussed or considered by the management of the Bank or the Board, but does not include any information which has become part of the public domain by means other than the Participant’s nonobservance of the provisions hereunder.

If any portion or provision of this provision is determined to be overly broad or inconsistent with applicable law, it shall be construed so that, to the extent permitted by applicable law, it shall remain valid and enforceable.

Section 7	Unfunded Plan.

7.1	Unfunded plan

The Plan shall be “unfunded”, as described in Internal Revenue Service Ruling 60-3. To the extent that a Participant acquires a right to receive payments from the Bank under this Plan, such right shall not be greater than the right of any unsecured general creditor of the Bank.

7.2	Use of trust

The Bank may utilize a Trust, which it administers as a “rabbi trust” in material compliance with IRS Revenue Procedure 92-64. Assets of the Trust shall at all times be available to creditors of the Bank. The Trust shall at all times conform with the requirements of Code Section 409A(b).

7.3	Distributions from the trust

The Bank’s obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Bank’s obligations under this Plan.

Section 8	Amendment and Termination.

8.1	Amendment and Plan freezes

(a) The Bank may amend this Plan, subject to any required regulatory approval and the provisions of Section 409A.

(b) No amendment shall alter or impair the rights of any Participant (whether or not in pay status) with respect to Plan Benefits earned through the year of the amendment, or of any surviving spouse who is currently receiving payments, except with the consent of such party.

(c) The Bank may freeze this Plan at any time without the consent of any current or retired Participant or any spouse. In the event of a freeze, the benefits earned by each Participant based on Years of Service as of the date of the freeze shall continue to be a liability of the Bank and shall be administered under the payment terms of this Plan without acceleration or postponement that would violate Section 409A.

8.2	Termination and acceleration of payments

(a)	Change in Control terminations

The Bank may require lump sum payouts of the actuarial equivalent of earned benefits if it votes to terminate the Plan due to a Change in Control for Participants affected thereby and terminates all other plans, methods, programs, and arrangements that would be aggregated under Section 409A. The vote must be irrevocable and occur within the 30 days preceding or 12 months following the Change in Control. Payouts must be completed within 12 months of the date of Plan termination with respect to all Participants who experience the Change in Control Event.

(b)	Other terminations

The Bank may require lump sum payouts after a Plan termination which is not triggered by a Change in Control, but only if:

(1) The termination does not occur proximate to a material downturn in the financial health of the Bank (interpreted in a manner consistent with Guidance); and

(2) the Bank Group terminates all other plans, methods, programs, and other arrangements that would be aggregated with this Plan under Section 409A; and

(3) No member of the Bank Group adopts a new plan that would be aggregated with any terminated and liquidated plan under Section 409A at any time within three years following the date the Bank takes all necessary action to irrevocably terminate and liquidate this Plan; and

(4) during the 12 months year following the Plan termination, no payouts are made other than those which would have been paid without regard to the Plan termination; and

(5) all payouts are made within 24 months of the Plan termination.

(c)	The Bank may also authorize payouts after Plan termination in any other situation authorized by the Guidance.

Section 9	Administration and claims

9.1	Action by the Bank

Whenever this Plan requires action by the Bank, it means action of its Board of Directors or its designated Committee acting in accordance with bylaws, charter and applicable banking regulations.

9.2	Committee authority

The Committee is empowered:

(1) to interpret the Plan and to make decisions with respect to any benefit requests by a Participant or surviving spouse,

(2) to implement actions on behalf of the Board, and

(3) to approve amendments to the Plan which do not add material liabilities to the Bank and which are intended for the purpose of government compliance or to facilitate Plan administration.

9.3	Arbitration

(a) If a Participant or surviving spouse disagrees with the Bank’s decision on benefits, he or she may submit the matter to final and binding arbitration within 90 days of receipt of a written decision of the Bank which contains an explanation for the decision with reference to pertinent facts and Plan provisions. Failure to initiate arbitration within said 90 days will cause the complaining party to be permanently bound by the Bank’s decision.

(b) Arbitration shall be conducted in Boston, Massachusetts in accordance with Commercial Rules of the American Arbitration Association (“AAA”) and shall be conducted by one arbitrator. If the parties are not able to agree upon the selection of an arbitrator within 30 days of commencement of an arbitration proceeding by service of a demand for arbitration, the arbitrator shall be selected by AAA.

(c) Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction.

(d) The arbitrator shall have no authority to award punitive, consequential, or special damages and may award only the amount of Plan benefit which the arbitrator deems to have been wrongfully denied by the Bank’s decision, together with interest at a rate equal to the lesser of 6% per annum or the applicable statutory rate in Massachusetts for judgments.

(e) Each party shall be responsible for their own attorney’s fees, regardless of outcome. The costs of the arbitration proceeding and any proceeding in court to confirm or vacate any arbitration award, as applicable, shall be borne by the unsuccessful party.

Section 10	Miscellaneous

10.1	No guarantee of continued Board membership.

This Plan does not guarantee any Outside Director the right to continue to serve on the Board or to be nominated for reelection or to be retained by any other member of the Bank Group.

10.2	Nonassignment

Outside Directors shall have no right to assign, alienate, pledge, hypothecate, encumber or dispose of the right to receive payments under this Plan, nor shall such payments be subject to pledge, attachment or claims of creditors. Such payments and the rights thereto are expressly declared to be nonassignable and nontransferable. In the event of any attempted assignment or transfer, the Bank shall not be bound thereby and the Bank shall be relieved of its liability hereunder by making payments in accordance with this Plan to the parties designed to receive payments under this Plan.

10.3	Governing law; severability.

This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. This Plan does not cover “employees” of the Bank Group and is not an employee benefit plan under ERISA.

10.4	Section 409A compliance.

The Plan shall be administered and interpreted so that it complies with Section 409A, including specifically its prohibition of: (i) distributions prior to events described in Section 409A(a)(2), (ii) acceleration of benefits except as permitted in Section 409A(a)(3), and elections which do not meet the requirements of Section 409A(a)(4). The Plan is an unfunded Plan and no amounts shall be set aside in off shore vehicles prohibited by Code Section 409A(b)(1) or restricted from creditors due to changes in the Bank’s financial condition as described in Code Section 409A(b)(l). Any provision in this Plan which would trigger a plan failure under Code Section 409A(a)(l) or income inclusion under Code Section 409A(c) is of no effect and void.

As approved at a meeting of the Board on December 15, 2016.

Attest:

Nancy Huntington Stager
Committee Agent and
Executive Vice President, Human Resources and Charitable Giving